Exhibit 4.1

THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF.

This Warrant is issued pursuant to that certain Securities Purchase Agreement dated March 7, 2017 by and among the Company and the other parties signatory thereto (the “Purchase Agreement”) and is one of a series of similar warrants issued pursuant to that Purchase Agreement (all such warrants are referred to herein collectively as, the “Warrants”). The original issuance of this Warrant and the Warrant Shares issuable upon exercise of this Warrant have been registered by the Company with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-3 (File No. 333-209077) (the “Registration Statement”). In addition, the Warrant Shares issuable upon exercise of this Warrant are subject to the terms of a Registration Rights Agreement, dated September 7, 2016, by and among the Company and the parties thereto. Receipt of this Warrant by the Holder shall constitute acceptance and agreement to all of the terms contained herein.

No. [____]

FIBROCELL SCIENCE, INC.

COMMON STOCK PURCHASE WARRANT

Fibrocell Science, Inc., a Delaware corporation (together with any corporation which shall succeed to or assume the obligations of Fibrocell Science, Inc. hereunder, the “Company”), hereby certifies that, for value received, [**] (the “Holder”), or its assigns, is entitled, subject to the terms set forth below, to purchase from the Company at any time during the Exercise Period (as defined in Section 11 hereof) up to [**] ([**]) fully paid and non-assessable shares of Common Stock (as defined in Section 11 hereof), at a purchase price per share equal to the Exercise Price (as defined in Section 11 hereof). The number of shares of Common Stock for which this Common Stock Purchase Warrant (this “Warrant”) is exercisable and the Exercise Price are subject to adjustment as provided herein.

1.	DEFINITIONS. Certain terms are used in this Warrant as specifically defined in Section 11 hereof.

2.	EXERCISE OF WARRANT.

2.1Exercise. This Warrant may be exercised prior to its expiration pursuant to Section 2.5 hereof by the Holder at any time or from time to time during the Exercise Period, by submitting the form of subscription attached hereto (the “Notice of Exercise”) duly executed by the Holder, to the Company at its principal office, indicating whether the Holder is electing to purchase a specified number of shares by paying the Aggregate Exercise Price as provided in Section 2.2 or is electing to exercise this Warrant as to a specified number of shares pursuant to the net exercise provisions of Section 2.3. On or before the first Trading Day following the date on which the Company has received the Notice of Exercise, the Company shall transmit by facsimile or electronic mail an acknowledgement of confirmation of receipt of the Notice of Exercise. Subject to Section 2.4, this Warrant shall be deemed exercised for all purposes as of the close of business on the day on which the Holder has delivered the Notice of Exercise to the Company. The Aggregate Exercise Price, if any, shall be paid by wire transfer to the Company within two (2) Business Days of the date of exercise and prior to the time the Company issues the certificates evidencing the shares issuable upon such exercise. In the event this Warrant is not exercised in full, the Company may, at its expense, require the Holder, after such partial exercise, to promptly return this Warrant to the Company and the Company will forthwith issue and deliver to or upon the order of the Holder a new Warrant or Warrants of like tenor, in the name of the Holder or as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares (without giving effect to any adjustment therein) for which this Warrant shall have been exercised.

2.2Payment of Exercise Price by Wire Transfer. If the Holder elects to purchase a specified number of shares by paying the Aggregate Exercise Price, the Holder shall pay such amount by wire transfer of immediately available funds to the account designated by the Company in its acknowledgement of receipt of such Notice of Exercise pursuant to Section 2.1 hereof.

2.3Net Exercise. The Holder may also elect to exercise this Warrant for such Exercise Shares at any time or from time to time, by receiving shares of Common Stock equal to the number of shares determined pursuant to the following formula:

X = Y (A - B)
A

where,

X =	the number of shares of Common Stock to be issued to Holder;

Y =	the number of shares of Common Stock as to which this Warrant is to be exercised (as indicated on the Notice of Exercise);

A =
the volume weighted average price of the Common Stock quoted on the Nasdaq Capital Market or any other U.S. exchange on which the Common Stock is listed, whichever is applicable, as posted by Bloomberg L.P. (or such other reference reasonably relied upon by the Company if not so published) for the Trading Day immediately preceding the date of exercise; and

B =	the Exercise Price.

Notwithstanding any other provision of this Warrant to the contrary, under no circumstances will the Company be required to effect any “net-cash settlement” (within the meaning of the Financial Accounting Standards Board’s EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock) of this Warrant.

2.4Antitrust Notification. If the Holder determines, in its sole judgment upon the advice of counsel, that an exercise of this Warrant pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company shall file as soon as practicable after the date on which the Company receives notice from the Holder of the applicability of the HSR Act and a request to so file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form required to be filed by it pursuant to the HSR Act in connection with the exercise of this Warrant (and in any event the Company shall make such filing no later than seven (7) Business Days after the date on which the Holder filed with the FTC and DOJ the notification and report form required to be filed by the Holder pursuant to the HSR Act in connection with the exercise of this Warrant). Any such notification and report form will be in full compliance with the requirements of the HSR Act. The Company will furnish to the Holder and the Holder shall furnish to the Company promptly (but in no event more than five (5) Business Days after receipt of a reasonable request therefore) such information and assistance as the other party may reasonably request in connection with the preparation of any filing or submission required to be filed by the Holder or the Company under the HSR Act. The Company and the Holder shall respond promptly after receiving any inquiries or requests for additional information from the FTC or the DOJ during the HSR waiting period. Each party shall keep the other apprised periodically and at the other party’s request of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. The Holder shall bear all filing or other fees required to be paid by the Company and the Holder (or the “ultimate parent entity” of the Holder, if any) under the HSR Act or any other applicable law in connection with such filings and all costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Company and the Holder in connection with the preparation of such filings and responses to inquiries or requests. In the event that this Section 2.4 is applicable to any exercise of this Warrant, the purchase by the Holder of the Exercise Shares subject to such exercise, and the payment by the Holder of the Exercise Price therefor, shall be subject to the expiration or earlier termination of the waiting period under the HSR Act (with the exercise date of this Warrant being deemed to be the date immediately following the date of such expiration or early termination).

2.5Termination. This Warrant shall terminate upon the earlier to occur of (i) exercise in full or (ii) the expiration of the Exercise Period.

3.	DELIVERY OF STOCK CERTIFICATES ON EXERCISE.

3.1Delivery of Exercise Shares. As soon as practicable after any exercise of this Warrant and in any event within three (3) Trading Days thereafter (the “Exercise Share Delivery Date”), the Company shall, at its expense (including the payment by it of any applicable issue or stamp taxes), cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates evidencing the number of fully paid and nonassessable shares of Common Stock (which number shall be rounded down to the nearest whole share in the event any fractional share may otherwise be issuable upon such exercise and the Company shall pay a cash adjustment to the Holder in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price) to which the Holder shall be entitled on such exercise, in such denominations as may be requested by the Holder, which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the Securities Act). In lieu of delivering physical certificates for the shares of Common Stock issuable upon any exercise of this Warrant, provided the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or a similar program, upon request of the Holder, the Company shall cause the Transfer Agent to electronically transmit such shares of Common Stock issuable upon exercise of this Warrant to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply) as instructed by the Holder (or its designee).

3.2Compensation for Buy-In on Failure to Timely Deliver Exercise Shares. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder such Holder’s Exercise Shares pursuant to an exercise on or before the Exercise Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of this Warrant and an equivalent number of Exercise Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

3.3Charges, Taxes and Expenses. Issuance of Exercise Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Exercise Shares, all of which taxes and expenses shall be paid by the Company, and such Exercise Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Exercise Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Notice attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

4.	ADJUSTMENT FOR DIVIDENDS, DISTRIBUTIONS AND RECLASSIFICATIONS.

4.1Distribution of Assets; Spin-Off. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a Spin-Off, dividend, reclassification, corporate rearrangement or other similar transaction, but excluding stock dividends or stock split adjustments in respect of which are provided for in Section 6 hereof) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case:

(a)
the Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which:

(i)
the numerator shall be the Market Price of the Common Stock on the Trading Day immediately preceding such record date minus the Fair Market Value of the Distribution applicable to one share of Common Stock, and

(ii)	the denominator shall be the Market Price of the Common Stock on the Trading Day immediately preceding such record date; and

(b)
In the event of a Spin-Off in which the Distribution is of common stock of a subsidiary of the Company, then (i) the Exercise Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive such Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Exercise Price by a fraction of which:

(i)
the numerator shall be the Market Price of the Common Stock on the Trading Day immediately preceding such record date minus the Fair Market Value of the Distribution applicable to one share of Common Stock, and

(ii)	the denominator shall be the Market Price of the Common Stock on the Trading Day immediately preceding such record date;

and (ii) the Holder shall receive an additional warrant to purchase common stock of such company, the terms of which shall be identical to those of this Warrant (and expiring the same date), except that such warrant shall be exercisable into the number of shares of common stock of such company that would have been issuable or distributed to the Holder of this Warrant pursuant to the Distribution had the Holder exercised this Warrant for cash for the full number of shares of Common Stock remaining available under this Warrant immediately prior to such record date and with an aggregate exercise price equal to the aggregate amount by which the Exercise Price of this Warrant was decreased with respect to the Distribution pursuant to the terms of the preceding clause (i) of this Section 4.1(b).

4.2Other Events. If any event occurs of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions, then the Company’s board of directors (the “Board of Directors”), acting in good faith and consistent with their fiduciary duties, shall make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock obtainable upon exercise of this Warrant so as to protect the rights of the Holder.

5.	ADJUSTMENT FOR REORGANIZATION, CONSOLIDATION, MERGER, ETC.

5.1Certain Adjustments. In case at any time or from time to time, the Company shall (i) effect a capital reorganization, reclassification or recapitalization, (ii) consolidate or merge with or into any other person, or (iii) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company, then in each such case, this Warrant shall thereafter be exercisable for the same kind and amounts of securities (including shares of stock) or other assets, or both, which were issuable or distributable to the holders of outstanding Common Stock upon such reorganization, reclassification, recapitalization, consolidation, merger or transfer, in respect of that number of shares of Common Stock for which this Warrant could have been exercised immediately prior to such reorganization, reclassification, recapitalization, consolidation, merger or transfer; and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the exercise of this Warrant.

5.2Continuation of Terms. Upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 5, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant.

6.	ADJUSTMENTS FOR STOCK EVENTS AND SUBSEQUENT RIGHTS OFFERINGS.

6.1General. If at any time there shall occur any stock split, stock dividend, reverse stock split or other subdivision of the Common Stock (“Stock Event”), then the number of shares of Common Stock remaining issuable upon exercise of this Warrant shall be appropriately adjusted such that the proportion of the number of shares issuable hereunder to the total number of shares of the Company prior to such Stock Event is equal to the proportion of the number of shares issuable hereunder after such Stock Event to the total number of shares of the Company after such Stock Event. The Exercise Price shall be proportionately decreased or increased upon the occurrence of any Stock Event; provided that in no event will the Exercise Price be less than the par value of the Common Stock.

6.2Subsequent Rights Offerings. If at any time the Company grants any rights to purchase stock warrants or other securities pro rata to the holders of shares of Common Stock (“Purchase Rights”), then in each such event provision shall be made so that the Holder shall receive upon exercise hereof and upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder would have been entitled to receive had this Warrant been exercised on the date of such event and, in any such case, appropriate adjustments (as determined in good faith by the Board of Directors) shall be made to assure that the provisions set forth herein shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or other assets thereafter deliverable upon the exercise of this Warrant.

7.
NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in taking all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise and (ii) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of this Warrant from time to time outstanding.

8.
CERTIFICATE AS TO ADJUSTMENTS. In each case of any event that requires any adjustment pursuant to Sections 4, 5, or 6 hereof, the Company at its expense will promptly prepare a certificate setting forth such adjustment, and showing, in detail, the facts upon which any such adjustment is based, including a statement of (i) the number of shares of Common Stock then issued and outstanding, and (ii) the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment and as adjusted on account thereof. The Company will forthwith mail a copy of each such certificate to the Holder, and will, on the written request at any time of the Holder, furnish to the Holder a like certificate setting forth the calculations used to determine such adjustment.

9.	NOTICES OF RECORD DATE. In the event of:

(a)
any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

(b)
any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any transfer of all or substantially all the assets of the Company to or any consolidation or merger of the Company with or into any other Person, or execution of any definitive agreement to consummate a Fundamental Transaction; or

(c)	any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such event, the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation, winding-up or Fundamental Transaction is anticipated to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be mailed at least fifteen (15) days prior to the date specified in such notice on which any such action is to be taken.

10.	RESERVATION OF STOCK ISSUABLE ON EXERCISE OF WARRANT; REGULATORY COMPLIANCE.

10.1Reservation of Stock Issuable on Exercise of Warrant. The Company shall at all times while this Warrant shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of all or any portion of the Warrant Shares (disregarding for this purpose any and all limitations of any kind on such exercise). The Company shall, from time to time in accordance with the Delaware General Corporation Law, increase the authorized number of shares of Common Stock or take other effective action if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Company’s obligations under this Section 10.

10.2Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of exercise of the Warrant Shares require registration or listing with or approval of any Governmental Authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon exercise, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, secure such registration, listing or approval, as the case may be.

11.DEFINITIONS. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

Aggregate Exercise Price means, in connection with the exercise of this Warrant at any time, an amount equal to the product obtained by multiplying (i) the Exercise Price times (ii) the number of shares of Common Stock for which this Warrant is being exercised at such time.
Business Day means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

Certificate of Incorporation means the Restated Certificate of Incorporation of the Company with amendments thereto.
Common Stock means (i) the Company’s Common Stock, $0.001 par value per share, and (ii) any other securities into which or for which any of the securities described in clause (i) above have been converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.
Commission means the U.S. Securities and Exchange Commission.
Exchange Act means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
Exercise Period means the period commencing at 12:01 A.M. (New York City time) on the day following the six month anniversary of the Issue Date and ending 11:59 P.M. (New York City time) on the fifth anniversary of the Issue Date.
Exercise Price means $0.84591 per share, as may be adjusted pursuant to the terms hereof.
Exercise Shares means the shares of Common Stock for which this Warrant is then being exercised.
Fair Market Value means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith.
Fundamental Transaction has the meaning set forth in the Company’s Certificate of Designation dated March 7, 2017.
Governmental Authority means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
Issue Date means March [**], 2017.
Market Price means, with respect to the Common Stock, on any given day, the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock on the Nasdaq Capital Market on such date. If the Common Stock is not traded on the Nasdaq Capital Market on any date of determination, the Market Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by the OTC Markets Group or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.
Person means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

Principal Market means, at any time, the securities exchange, quotation system or over-the-counter trading facility on which the Common Stock is then principally traded or quoted at such time.
Spin-Off means a transaction in which the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or a part of its assets in a transaction in which the Company does not receive compensation for such business, operations or assets, but causes securities of a subsidiary of the Company or another entity to be distributed or otherwise issued to all holders of Common Stock.
Securities Act means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
Subsidiary means, as of any time of determination and with respect to any Person, any corporation, partnership, limited liability company or limited liability partnership, all of the stock (or other equity interest) of every class of which, shall, at such time, be owned by such Person either directly or through Subsidiaries and of which such Person or a Subsidiary shall have 100% control thereof. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
Trading Day means, at any time, a day on which the Principal Market is open for the general trading or quotation of securities and the Common Stock is traded or quoted thereon without suspension or interruption.
Transfer Agent means Broadridge Corporate Issuer Solutions, Inc., the current transfer agent of the Company, with a mailing address of 5 Mercedes Way, Edgewood, NY 11717 and a facsimile number of 201-714-8862, and any successor transfer agent of the Company.
Warrant Shares means collectively the shares of Common Stock of the Company issuable upon exercise of this Warrant in accordance with its terms, as such number may be adjusted pursuant to the provisions thereof.
12.LIMITATION ON BENEFICIAL OWNERSHIP. Notwithstanding anything to the contrary contained herein, the Holder shall not be entitled to receive shares of Common Stock or other securities (together with Common Stock, “Equity Interests”) upon exercise of this Warrant to the extent (but only to the extent) that such exercise or receipt would cause the Holder Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the Exchange Act which exceeds the Maximum Percentage (as defined below) of the Equity Interests of such class that are outstanding at such time. This limitation on beneficial ownership (a) may be increased, decreased or terminated, in the Holder’s sole discretion, upon 61 days’ written notice to the Company by the Holder and (b) shall terminate automatically on the date that is 15 days prior to expiration of the Exercise Period. Any purported delivery of Equity Interests in connection with the exercise of the Warrant prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Holder Group becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. If any delivery of Equity Interests owed to the Holder following exercise of this Warrant is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such Equity Interests as promptly as practicable after the Holder gives notice to the Company that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. To the extent limitations contained in this Section 12 apply, the determination of whether this Warrant is exercisable and of which portion of this Warrant is exercisable shall be the sole responsibility and in the sole determination of the Holder, and the submission of an Notice of Exercise shall be deemed to constitute the Holder’s determination that the issuance of the full number of Warrant Shares requested in the Notice of Exercise is permitted hereunder, and neither the Company nor any Warrant agent shall have any obligation to verify or confirm the accuracy of such determination. For purposes of this Section 12, (i) the term “Maximum Percentage” shall mean 4.99%; provided, that if at any time after the date hereof the Holder Group beneficially owns in excess of 4.99% of any class of Equity Interests in the Company that is registered under the Exchange Act (excluding any Equity Interests deemed beneficially owned by virtue of this Warrant), then the Maximum Percentage shall automatically increase to 9.99% so long as the Holder Group owns in excess of 4.99% of such class of Equity Interests (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the Holder Group ceasing to beneficially own in excess of 4.99% of such class of Equity Interests); and (ii) the term “Holder Group” shall mean the Holder plus any other Person with which the Holder is considered to be part of a group under Section 13 of the Exchange Act or with which the Holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. In determining the number of Equity Interests of a particular class outstanding at any point in time, the Holder may rely on the number of outstanding Equity Interests of such class as reflected in (x) the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Commission, as the case may be, (y) a more recent public announcement by the Company or (z) a more recent notice by the Company or its transfer agent to the Holder setting forth the number of Equity Interests of such class then outstanding. For any reason at any time, upon written or oral request of the Holder, the Company shall, within one (1) Trading Day of such request, confirm orally and in writing to the Holder the number of Equity Interests of any class then outstanding. The provisions of this Section 12 shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

13.	REGISTRATION AND TRANSFER OF WARRANT.

13.1Registration of Warrant. The Company shall register and record transfers, exchanges, reissuances and cancellations of this Warrant, upon the records to be maintained by the Company for that purpose, in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company shall be entitled to rely, and held harmless in acting or refraining from acting in reliance upon, any notices, instructions or documents it believes in good faith to be from an authorized representative of the Holder.

13.2Transferability. This Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form of assignment (the “Assignment Notice”) attached hereto duly executed by the Holder or its agent or attorney. Upon such surrender, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such Assignment Notice, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. This Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Exercise Shares without having a new Warrant issued.

13.3New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 13.2, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for this Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Exercise Shares issuable pursuant thereto.

14.LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Exercise Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of this Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

15.REMEDIES. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise. NO PARTY HEREUNDER SHALL BE LIABLE UNDER THIS WARRANT OR THE PURCHASE AGREEMENT TO ANY OTHER PERSON FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES (AS OPPOSED TO ACTUAL OR DIRECT DAMAGES) SUFFERED BY ANY OTHER PERSON (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PERSON), WHETHER IN CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN.

16.NO RIGHTS AS A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Exercise Shares.

17.NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address as set forth on the signature pages attached hereto at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address as set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service and (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth below:

if to the Company, to:
Fibrocell Science, Inc.
405 Eagleview Blvd
Exton, PA 19341
Attn: Chief Executive Officer
Facsimile: 484.713.6001
Email: jmaslowski@fibrocell.com

with a copy to (which shall not constitute notice to):

Hogan Lovells US LLP
1835 Market Street, 29th Floor
Philadelphia, PA 19103
Telephone: (267) 675-4671
Facsimile: (267) 675-4601
Attention: Steve Abrams

if to the Holder, to:

18.CONSENT TO AMENDMENTS. Any term of this Warrant may be amended, and the Company may take any action herein prohibited, or compliance therewith may be waived, only if the Company shall have obtained the written consent (and not without such written consent) to such amendment, action or waiver from the Holder; provided, that if any other holder of the Warrants receives any remuneration or compensation as consideration for any such amendment, consent or waiver, then such remuneration or compensation shall be concurrently delivered ratably to all Holders of then outstanding Warrants, on the same equivalent terms. No course of dealing between the Company and the Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Holder.

19.MISCELLANEOUS. In case any provision of this Warrant shall be invalid, illegal or unenforceable, or partially invalid, illegal or unenforceable, the provision shall be enforced to the extent, if any, that it may legally be enforced and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any provision of this Warrant is found to conflict with the Purchase Agreement, the provisions of this Warrant shall prevail. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer.

Dated as of March __, 2017

FIBROCELL SCIENCE, INC.

By:

Name:
Title:

NOTICE OF EXERCISE

(To be signed only on exercise
of Common Stock Purchase Warrant)

TO:    Fibrocell Science, Inc.

1.    The undersigned Holder of the attached Warrant hereby elects to exercise its purchase right under such Warrant to purchase shares of Common Stock of Fibrocell Science, Inc., a Delaware corporation (the “Company”), as follows (check one or more, as applicable):

☐
to exercise the Warrant to purchase __________ shares of Common Stock and to pay the Aggregate Exercise Price therefor by wire transfer of United States funds to the account of the Company, which transfer has been made prior to or as of the date of delivery of this Notice of Exercise pursuant to the instructions of the Company;

and/or

☐	to exercise the Warrant with respect to ____________ shares of Common Stock pursuant to the net exercise provisions specified in Section 2.3 of the Warrant.
2.    Please issue a stock certificate or certificates representing the appropriate number of shares of Common Stock in the name of the undersigned or in such other name(s) as is specified below:

Name:
Address:

TIN:

Dated:
(Signature must conform exactly to name of Holder
as specified on the face of the Warrant)

FORM OF ASSIGNMENT
(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto ____________ the right represented by the within Warrant to purchase         shares of Common Stock of Fibrocell Science, Inc., a Delaware corporation, to which the within Warrant relates, and appoints _______________ attorney to transfer such right on the books of Fibrocell Science, Inc., with full power of substitution in the premises.

[insert name of Holder]

Dated:	By:

Title:

[insert address of Holder]

Signed in the presence of: